Exhibit 99.5

Alpha Natural Resources, Inc Computation of Other Ratios As of December 31, 2008 (Amounts in thousands except ratios)

Interest Coverage Ratio: The interest coverage ratio is defined as Adjusted EBITDA divided by net cash interest expense (defined as interest expense plus/minus the annual change in accrued interest less interest income and amortization of loan costs).

Adjusted EBITDA (1)	$534,208
Interest Expense	$39,608
Cash payment on early extinguishment of debt	$10,736
Annual change in accrued interest	$(834)
Interest Income	$(7,353)
Amortization of loan costs	$(9,047)
Net Cash Interest Expense	$33,110

Interest Coverage Ratio	16.13

(1) Adjusted EBITDA is defined and calculated in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Analysis of Material Debt Covenants” in our 2008 Annual Report on Form 10-K.

Leverage Ratio: The leverage ratio is defined as total net debt (defined as the sum of note payable and long-term debt less cash and cash equivalents) divided by Adjusted EBITDA.

Note payable	$18,520
Long-term debt, excluding debt discount	$520,625
Cash and cash equivalents	$(676,190)
Total Net Debt	$(137,045)

Adjusted EBITDA	$534,208

Leverage Ratio	NM

Senior Secured Leverage Ratio: The senior secured leverage ratio is defined as consolidated debt that is secured by a lien less unrestricted cash and cash equivalents to Adjusted EBITDA.

Term Loan B	$233,125
Cash and cash equivalents	$(676,190)
Total Net Debt	$(443,065)

Adjusted EBITDA	$534,208

Senior Secured Leverage Ratio	NM

Liquidity Test: The liquidity test is defined as the sum of the unused commitments under the credit facility’s revolving line of credit plus our unrestricted cash and cash equivalents.

Unused revolving line of credit	$292,425
Cash and cash equivalents	$676,190
Total Liquidity	$968,615